Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On October 1, 2015, the public utility businesses of Entergy Louisiana and Entergy Gulf States Louisiana were combined into a single public utility. As part of the steps to effectuate the combination, Entergy Louisiana and Entergy Gulf States Louisiana redeemed or repurchased all of their respective outstanding preferred membership interests.

The unaudited pro forma financial information combines the historical financial statements of Entergy Louisiana and Entergy Gulf States Louisiana to illustrate the effect of the proposed business combination. The combination will be accounted for as a transaction between entities under common control. The pro forma combined financial information should be read in conjunction with the Entergy Louisiana and Entergy Gulf States Louisiana historical financial statements and the related notes thereto. The unaudited pro forma combined financial statements presented below have been derived from the unaudited interim financial statements as of and for the nine months ended September 30, 2015. The unaudited historical interim financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, include all adjustments (including normal recurring accruals) necessary for a fair presentation of such data. The results for the interim periods are not necessarily indicative of results for a full year.

The unaudited pro forma condensed combined income statements have been prepared as if the combination had occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet has been prepared as if the combination had occurred on September 30, 2015. The unaudited pro forma adjustments reflect items that are directly attributable to the combination, are factually supportable, and, for the condensed combined income statements, are expected to have a continuing effect on the combined Entergy Louisiana utility business.

The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent, or be indicative of, what the combined Entergy Louisiana utility business’s results of operations or financial position would have been had the combination occurred on the dates indicated. The unaudited pro forma financial information also should not be considered representative of the combined Entergy Louisiana utility business’s future financial position or results of operations.

The Entergy Louisiana Combined Utility Business
Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2015
(In Thousands)

	Entergy Louisiana, LLC	Entergy Gulf States Louisiana, LLC	Combination and Pro Forma Adjustments		The Entergy Louisiana Combined Utility Business Pro Forma (3)
ASSETS

Cash and cash equivalents	$240,939	$22,779	$—		$263,718

Other current assets	604,710	483,325	(47,715)	(2)	1,040,320

Investment in affiliate preferred membership interests	1,034,695	355,906	—		1,390,601

Decommissioning trust funds	376,448	624,116	—		1,000,564

Total property, plant, and equipment	10,532,636	8,269,977	—		18,802,613
Less - accumulated depreciation and amortization	4,058,990	4,259,586	—		8,318,576
Property, plant, and equipment - net	6,473,646	4,010,391	—		10,484,037

Regulatory assets	1,247,035	660,604	—		1,907,639

Other assets	270,724	319,523	—		590,247

TOTAL ASSETS	$10,248,197	$6,476,644	($47,715)		$16,677,126

LIABILITIES AND EQUITY

Current liabilities	$612,817	$510,560	($47,715)	(2)	$1,075,662

Accumulated deferred income taxes and long-term taxes accrued	1,484,567	1,434,969	—		2,919,536

Long-term debt	3,299,254	1,625,809	—		4,925,063

Other non-current liabilities	1,874,109	1,328,385	—		3,202,494

Equity	2,977,450	1,576,921	—		4,554,371

TOTAL LIABILITIES AND EQUITY	$10,248,197	$6,476,644	($47,715)		$16,677,126

See notes to the unaudited pro forma financial information.

The Entergy Louisiana Combined Utility Business
Unaudited Pro Forma Condensed Combined Income Statement
For the Nine Months Ended September 30, 2015
(In Thousands)

	Entergy Louisiana, LLC	Entergy Gulf States Louisiana, LLC	Combination and Pro Forma Adjustments		The Entergy Louisiana Combined Utility Business Pro Forma (3)

OPERATING REVENUES
Operating Revenues	$2,117,657	$1,508,593	($183,978)	(2)	$3,442,272

OPERATING EXPENSES
Operation and Maintenance:
Fuel and fuel-related expenses	453,627	193,504	—		647,131
Purchased power	536,553	549,382	(183,978)	(2)	901,957
Nuclear refueling outage expenses	18,469	15,718	—		34,187
Other operation and maintenance	399,141	301,270	—		700,411
Decommissioning	19,319	13,046	—		32,365
Taxes other than income taxes	62,309	65,895	—		128,204
Depreciation and amortization	209,713	117,475	—		327,188
Other regulatory charges (credits) - net	(6,711)	6,260	—		(451)
TOTAL	1,692,420	1,262,550	(183,978)		2,770,992

OPERATING INCOME	425,237	246,043	—		671,280

OTHER INCOME
Allowance for equity funds used during construction	9,625	5,569	—		15,194
Interest and investment income	77,637	34,792	—		112,429
Miscellaneous - net	(2,200)	(5,564)	—		(7,764)
TOTAL	85,062	34,797	—		119,859

INTEREST EXPENSE
Interest expense	129,172	65,529	—		194,701
Allowance for equity funds used during construction	(5,230)	(3,297)	—		(8,527)
TOTAL	123,942	62,232	—		186,174

INCOME BEFORE INCOME TAXES	386,357	218,608	—		604,965

Income taxes	120,075	62,660	—		182,735

NET INCOME	266,282	155,948	—		422,230

Preferred distribution requirements	5,155	582	(5,737)	(1)	—

EARNINGS APPLICABLE TO COMMON EQUITY	$261,127	$155,366	$5,737		$422,230

See notes to the unaudited pro forma financial information.

Notes to Unaudited Pro Forma Financial Information

(1) Reflects the redemption or repurchase in September 2015 by Entergy Louisiana and Entergy Gulf States Louisiana of all of their outstanding preferred membership interests along with the payment of accrued distributions.

(2) Reflects the elimination of intercompany balances and power purchases between Entergy Louisiana and Entergy Gulf States Louisiana.

(3) Reflects the total of the “Entergy Louisiana, LLC,” the “Entergy Gulf States Louisiana, LLC,” and the “Combination and Pro Forma Adjustments” columns.